Exhibit (h)(2)

Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of Volatility Shares Trust

Name of Series

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures Strategy K-1 Free ETF

Volatility Premium Plus ETF

2x Bitcoin Strategy ETF

2x Ether ETF

2x Corn ETF

2x Wheat ETF

One+One™ Nasdaq-100® and Bitcoin ETF

One+One™ S&P 500® and Bitcoin ETF

Solana ETF

2x Solana ETF

-1x Solana ETF

XRP ETF

2x XRP ETF